UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 17, 2012

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 17, 2012, W&T Offshore, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) by and among the Company, W&T Energy VI, LLC, and W&T Energy VII, LLC, as subsidiary guarantors, and Morgan Stanley & Co. LLC, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), relating to the issuance and sale of $300 million in aggregate principal amount of the Company’s 8.5% senior unsecured notes due 2019 (the “Notes”). The Notes will be issued at 106.0% of their face amount for net proceeds, after initial purchasers’ discount and estimated offering expenses, of approximately $312 million. The Notes are being offered as additional notes under an indenture, dated as of June 10, 2011, pursuant to which the Company initially issued $600 million in aggregate principal amount of its 8.5% senior notes due 2019 (the “Existing Notes”), which were subsequently exchanged for registered notes in January 2012. The Notes will be treated as a single series with, and will have the same terms as, the Existing Notes, but will not be fungible with the Existing Notes for trading purposes unless and until they are exchanged for registered notes. The Notes will be offered and sold to the Initial Purchasers in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and will be resold to qualified institutional buyers in reliance on Rule 144A and Regulation S of the Securities Act. The closing of the issuance and sale of the Notes is expected to occur on October 24, 2012, subject to customary closing conditions.

The Company intends to apply the net proceeds of this private offering to repay all of its outstanding indebtedness under its revolving credit facility, a portion of which was recently incurred to partially fund its recently completed acquisition of exploration and production properties in the Gulf of Mexico from Newfield Exploration Company and its subsidiary, Newfield Exploration Gulf Coast LLC and for general corporate purposes.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. A copy of the Purchase Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference. The description of the Purchase Agreement in this report is a summary and is qualified in its entirety by the terms of the Purchase Agreement.

Item 8.01	Other Events.

On October 17, 2012, the Company issued a press release announcing that it had commenced a private placement of senior notes due 2019. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On October 17, 2012, the Company issued a press release announcing the pricing of the senior notes. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The press releases shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01	Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	Purchase Agreement dated October 17, 2012 by and among W&T Offshore, Inc., W&T Energy VI, LLC and W&T Energy VII, LLC, and Morgan Stanley & Co. LLC, as representative of the Initial Purchasers named therein.

99.1	Press release dated October 17, 2012 announcing the offering.

99.2	Press release dated October 17, 2012 announcing pricing of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: October 22, 2012	By:	/s/ John D. Gibbons
John D. Gibbons
Senior Vice President, Chief Financial Officer and Chief Accounting Officer